Sub-Item 77O
Rule 10f-3 Transaction

THE DREYFUS/LAUREL FUNDS TRUST
- Dreyfus Premier International Bond Fund

On March 24, 2008, Dreyfus Premier International Bond Fund, a series of The Dreyfus/Laurel Funds Trust (the "Fund"), purchased $50,000 of corporate bonds issued by Potomac Electric Power Company – Rated: Baa1/Moody’s, BBB+/S&P, A/Fitch, CUSIP No.: 737679DB3 (the "Bonds") at a purchase price of $96.917 per unit. The Bonds were purchased from an underwriting syndicate of which BNY Capital Markets, Inc., an affiliate of the Fund, was a member. BNY Capital Markets, Inc. received no benefit in connection with the transaction. No other member received any economic benefit. The following is a list of the syndicate's primary members:

BNY Capital Markets, Inc.
Citigroup Global Markets Inc.
JP Morgan

Accompanying this statement are materials presented to the Board of Trustees of the Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on April 23-24, 2008.